Exhibit 99.1

News Release	For Release Oct. 31, 2007
CONTACTS:	6 a.m. Eastern Time
Patty Frank, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685
Kendle Delivers Record Sales and Backlog and
Strong Growth in Operating Margin for Third Quarter 2007
•	New business awards a record $175 million; net book-to-bill of 1.7:1

•	Total business authorizations of $831 million, an all-time Company high

•	Third quarter operating margin of 14.2% (GAAP) and 15.3% (proforma)

•	Third quarter EPS of $0.25 (GAAP) and $0.48 (proforma)

•	Record net service revenues of $100.1 million, up 33% over third quarter 2006
CINCINNATI, Oct. 31, 2007 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported financial results for third quarter 2007.
Net service revenues for third quarter 2007 were $100.1 million, an increase of 33 percent over net service revenues of $75.2 million for third quarter 2006. Net income per diluted share of $0.25 for third quarter 2007 includes a charge for amortization of acquired intangibles related to the August 2006 acquisition of the Phase II-IV clinical services business of Charles River Laboratories International, Inc. (“CRLCS”) as well as a charge for the write-off of deferred financing costs related to the Company’s term debt, which was paid off in the third quarter of 2007. Excluding these items, which are detailed in the Condensed Consolidated Statements of Income, earnings per share (EPS) for third quarter 2007 was $0.48 per diluted share. Interest expense in the third quarter 2007 was approximately $3.3 million, primarily related to debt incurred to finance the CRLCS acquisition, compared to interest expense of $2.3 million in third quarter 2006. EPS for third quarter 2006 was $0.27 per diluted share, including amortization of acquired intangibles. Excluding the amortization of acquired intangibles, EPS for third quarter 2006 was $0.30 per diluted share.
The Company’s effective tax rate for the quarter was approximately 25 percent due to the reversal of approximately $833,000 of tax liabilities as required by FIN 48, “Accounting for Uncertainty in Income Taxes.” The liabilities were established as of January 1, 2007 as part of the initial adoption of FIN 48. During third quarter 2007, the time period for assessing tax on these items expired, necessitating the reversal.
Income from operations for third quarter 2007 was approximately $14.2 million, or 14.2 percent of net services revenues. Net income was approximately $3.8 million in third quarter 2007 compared to $4.0 million in the third quarter of 2006. Net service revenues by geographic region for the third quarter were 51 percent in North America, 41 percent in Europe, 5 percent in Latin America and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 24 percent of net service revenues for third quarter 2007 compared to 30 percent of net service revenues for third quarter 2006.

“We are particularly pleased with the strong increase in our operating margin,” noted Candace Kendle, PharmD, Chairman and Chief Executive Officer. “We look forward to building on this momentum to deliver improved value for our shareholders.”
New business awards were a record $175 million for third quarter 2007, which represents an 18 percent increase over the same quarter last year. Contract cancellations for the quarter were approximately $7 million. Total business authorizations totaled $831 million at Sept. 30, 2007, up 10 percent from June 30, 2007, and an all-time Company high.
Reimbursable out-of-pocket revenues and expenses were $42.4 million for third quarter 2007 compared to $21.5 million in the same quarter a year ago.
Cash flow from operations for the quarter was a positive $13.7 million. Cash and marketable securities totaled $29.1 million, including $1.2 million of restricted cash. Days sales outstanding in accounts receivable were 40 and capital expenditures for third quarter 2007 totaled $3.4 million.
On July 16, 2007, the Company issued $200.0 million in principal amount of 3.375% Convertible Senior Notes due 2012 (“Notes”). The notes pay interest semiannually. Approximately $174 million of the net proceeds of the Notes offering was used to pay down the Company’s term loan.
Nine-Month Results
Net service revenues for the nine months ended Sept. 30, 2007, were $293.3 million, an increase of 49 percent over net service revenues of $197.1 million for the nine months ended Sept. 30, 2006. Net income per diluted share of $0.83 for the nine months ended Sept. 30, 2007, includes a charge for amortization of acquired intangibles related to the August 2006 acquisition of CRLCS as well as a charge for the write-off of deferred financing costs related to the Company’s term debt, which was paid off in the third quarter of 2007. Excluding these items, which are detailed in the Condensed Consolidated Statements of Income, EPS for the nine months ended Sept. 30, 2007, was $1.14 per diluted share. Interest expense in the nine months ended Sept. 30, 2007, was approximately $12.0 million, primarily related to debt incurred to finance the CRLCS acquisition, compared to interest expense of $2.4 million in the first nine months of 2006. EPS for the nine months ended Sept. 30, 2006, was $0.89 per diluted share. Excluding the amortization of acquired intangibles, EPS for the first nine months of 2006 was $0.92 per diluted share.
The Company’s year-to-date effective tax rate was approximately 32 percent, reflecting the effect of the FIN 48 adjustment in the third quarter.
Income from operations for the nine months ended Sept. 30, 2007, was approximately $37.6 million, or 12.8 percent of net service revenues. Excluding the amortization charge referenced above, proforma income from operations was approximately $40.7 million, or 13.9 percent of net service revenues. Income from operations for the nine months ended Sept. 30, 2006 was approximately $21.8 million. Excluding the amortization charge in the nine months ended Sept. 30, 2006, proforma income from operations was $22.5 million, or 11.4 percent of net service revenues. Net income for the first nine months of 2007 was approximately $12.3 million compared to net income of $13.2 million in the first nine months of 2006. Excluding the amortization of acquired intangibles and the write-off of deferred financing costs, net income for the first nine months of 2007 was $16.9 million, or $1.14 per diluted share. Excluding the amortization of acquired intangibles in the first nine months of 2006, net income was $13.6 million, or $0.92 per diluted share.
Net service revenues by geographic region for the nine months ended Sept. 30, 2007, were 50 percent in North America, 42 percent in Europe, 5 percent in Latin America and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 25 percent of net service revenues for the first nine months of 2007 compared to 29 percent of net service revenues for the first nine months of 2006.
Cash flow from operations for the nine months ended Sept. 30, 2007, was a positive $38.1 million. Capital expenditures for the nine-month period totaled $10.8 million.
Updated Full-Year 2007 Guidance
Kendle also updated full-year 2007 guidance. Net service revenue guidance for the full year 2007 is now projected to be in a range of $390-$400 million. Operating margin on both a GAAP and proforma basis remains unchanged from the previous guidance and is expected to be between 12 and 14 percent and 13 and 15 percent, respectively. Kendle now expects GAAP EPS in the range of $1.25 to $1.35 and projects proforma EPS to be in the range of $1.60 to $1.70.
Kendle will host its third quarter conference call Oct. 31, 2007, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Nov. 30, 2007.
About Kendle
Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations and is the fourth-largest provider of Phase II-IV clinical development services worldwide. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share.
Our global clinical development business is focused on five regions — North America, Europe, Asia/Pacific, Latin America and Africa — to meet customer needs. With the expertise of our more than 3,000 associates worldwide, Kendle has conducted clinical trials and provided regulatory and pharmacovigilance services in more than 80 countries. The company was named the “Top CRO to Work With” in the Thomson CenterWatch 2007 survey of U.S. investigative sites.
Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 1200, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.
Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts or amendments thereto, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-U.S. operations and other factors described in the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Oct. 31, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net service revenues	$100,070	$75,236	$293,311	$197,075
Reimbursable out-of-pocket revenues	42,366	21,497	120,864	58,774

Total revenues	142,436	96,733	414,175	255,849

Costs and expenses:
Direct costs	49,119	40,941	150,062	105,721
Reimbursable out-of-pocket costs	42,366	21,497	120,864	58,774
Selling, general and administrative expenses	32,830	23,402	94,571	63,244
Depreciation and amortization	3,876	2,800	11,065	6,344

Total costs and expenses	128,191	88,640	376,562	234,083

Income from operations	14,245	8,093	37,613	21,766

Other income (expense):
Interest expense	(3,316)	(2,283)	(11,988)	(2,397)
Interest income	341	438	1,108	1,617
Write-off of deferred financing costs	(4,152)	—	(4,152)	—
Other	(2,076)	(259)	(4,388)	(652)

Income before income taxes	5,042	5,989	18,193	20,334

Income taxes	1,256	1,992	5,872	7,149

Net income	$3,786	$3,997	$12,321	$13,185

Income per share data:
Basic:

Net income per share	$0.26	$0.28	$0.85	$0.92

Weighted average shares outstanding	14,534	14,371	14,483	14,294

Diluted:

Net income per share	$0.25	$0.27	$0.83	$0.89

Weighted average shares outstanding	14,895	14,789	14,864	14,756

Reconciliation of adjusted income from operations:

Income from operations	14,245	8,093	37,613	21,766
Amortization of acquired intangibles	1,043	705	3,129	705

Adjusted income from operations (1)	15,288	8,798	40,742	22,471

Reconciliation of adjusted net income:

Net income	3,786	3,997	12,321	13,185
Amortization of acquired intangibles	662	447	1,986	447
Write-off of deferred financing costs	2,636	—	2,636	—

Adjusted net income (1)	7,084	4,444	16,943	13,632

Adjusted net income per share (1)
Basic	$0.49	$0.31	$1.17	$0.95
Diluted	$0.48	$0.30	$1.14	$0.92

(1)	Each of the “adjusted income operations,” “adjusted net income,” and “adjusted net income per share” (i) are measures of performance that are not required by, or presented in accordance with, GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of GAAP results.

Kendle International Inc.
Selected Balance Sheet Information
(In thousands)
(Unaudited)

	September 30, 2007	December 31, 2006

Cash, cash equivalents and marketable securities (including restricted cash)	$29,082	$22,312

Net Receivables	63,646	60,253

Borrowings	200,000	199,500